Free Writing Prospectus to Prospectus dated August 11, 2015 Filed Pursuant to Rule 433 Registration Statement No. 333-205174

Groundbreaking Draws Over 500 Wine Enthusiasts!



(At this time, this offering has been registered for sale to Oregon and Washington residents only.)

Our dream of building a world class winery adjacent to Elton Vineyard is being realized!



Over 500 wine enthusiasts and new Founders joined us on Sunday, September 27 for our Groundbreaking Celebration and historic Pinot Noir planting. This boutique winery will feature a by-appointment tasting room highlighting Pinot Noir and Chardonnay made by Consulting Winemaker, Isabelle Meunier.


Eola-Amity Hills AVA


Walla Walla Valley AVA

Be a Part of Oregon's Wine Future!

It's not too late to join us as Founders of two new Wineries!

Preferred Stock at an offering price of $4.25 per share earning a 5.2% annual dividend. The maximum purchase per subscription is 1,205 shares ($5,121.25), the minimum 300 shares ($1,275).
Share price will increase to $4.35 after December 31, 2015 (5.1% div.).

To obtain more information regarding the winery and an investment, please call 503-588-9463 or visit **www.wvv.com/ownership.**

Jim Bernau, Founder/CEO
Willamette Valley Vineyards
8800 Enchanted Way SE • Turner, OR 97392
503-588-9463 • stock.offering@wvv.com

WILLAMETTE VALLEY VINEYARDS

Willamette Valley Vineyards, Inc., has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about our company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents at http://www.wvv.com/prospectus, or we will arrange to send you the prospectus (including the documents incorporated therein by reference) if you so request by writing us at stock.offering@wvv.com or by calling us toll-free 1-800-344-9463.